Kenne Ruan, CPA

Phone: (203) 824-0441 Fax: (203) 413-4686

40 Hemlock Hollow Road, Woodbridge, CT 06525

         kruancpa@yahoo.com

April 25, 2011

To Whom It May Concern:

The firm of Yongqing Ruan, Certified Public Accountant consents to the inclusion of the Financial Statements of China Complant Group Inc. for the periods ended on September 30 of 2010 and 2009, issued on December 24, 2010, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly Yours,

/s/ Yongqing Ruan, CPA